Exhibit 99.1

October 30, 2012

Earnings Report
September 30, 2012

We are pleased to announce year to date net income increased 14.3% to $5.09 million as of September 30, 2012 from $4.46 million as of September 30, 2011. Year to date diluted earnings per share increased 13.9% to $1.88 from $1.65 during the same period in 2011. The increase in year to date earnings is largely attributable to higher net interest income, lower provision for loan losses, and higher non-interest income.

Third quarter net income decreased from $1.77 million for the period ended September 30, 2011 to $1.70 million for that same period in 2012. Quarterly diluted earnings per share decreased 6.0% to $0.63 from $0.67 during the same period in 2011. The decrease in quarterly earnings is primarily due to higher provision for loan losses relative to the same period last year.

Total assets were $672.4 million at September 30, 2012, which represents a 6.1% increase from the period ended September 30, 2011. The overall net increase in total assets was driven by a 15.8% increase in securities and a 4.5% increase in net loans which were funded by a 6.4% increase in deposits.

As previously reported, we underwent an interest cost savings initiative in 2010 and 2011 to reduce our overall cost of deposit funding. This initiative resulted in substantially lower interest expense which greatly improved our overall net interest income. We continue to benefit from this initiative as represented in the 34.7% decrease in year to date interest expense compared to the same period last year.

As always, we continue to pursue strategic growth through effective relationship management and new products or services. As an example, we released our mobile banking application in September. This app has already been well received by our customers, and we believe it demonstrates our ability to stay in the forefront of the banking industry.

After many months of diminished loan demand due to trying economic conditions, we are finally seeing an increase in lending opportunities which is reflected in the 4.5% increase in net loans compared to the same period last year. While this increase is gratifying, the outlook on loan demand and overall economic conditions remain uncertain. The Bureau of Labor Statistics released a preliminary unemployment rate for Kentucky of 8.4% for September 2012, which is an improvement from 9.5% in September 2011. The unemployment rates in many of the counties in which we have locations are experiencing similar trends. These decreases are promising, but may not indicate the full picture because of the inclusion of individuals no longer seeking work.




As articulated throughout the campaign, the presidential candidates have differing views on regulation in general. Regardless of the outcome of the election, banking regulations will no doubt be impacted, including the possibility of affecting the various Dodd Frank driven regulations. In the meantime, we continue to provide written commentary on proposed regulations to the appropriate governing bodies, in an effort to proactively voice our opinion on those banking regulations that would affect us.

We are approaching the end of the year and will be doing everything possible to accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.


/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                Percentage
                                                 9/30/2012       9/30/2011        Change
Assets
  Cash & Due From Banks                        $  13,606,239   $  14,677,443       -7.3%
  Securities                                     182,976,084     158,068,053       15.8
  Loans Held for Sale                                245,962         961,500      -74.4
  Loans                                          426,517,073     408,201,940        4.5
  Reserve for Loan Losses                          6,016,762       5,664,000        6.2
    Net Loans                                    420,500,311     402,537,940        4.5
  Federal Funds Sold                                 178,000         143,000       24.5
  Other Assets                                    54,929,020      57,339,335       -4.2
     Total Assets                              $ 672,435,616   $ 633,727,271        6.1%

Liabilities & Stockholders Equity
  Deposits
    Demand                                     $ 139,934,470   $ 130,414,479        7.3%
    Savings & Interest Checking                  214,873,754     170,598,268       26.0
    Certificates of Deposit                      185,773,119     207,064,303      -10.3
      Total Deposits                             540,581,343     508,077,050        6.4
  Repurchase Agreements                            3,344,098       3,404,337       -1.8
  Other Borrowed Funds                            42,777,399      49,013,166      -12.7
  Other Liabilities                               12,029,791       5,127,415      134.6
    Total Liabilities                            598,732,631     565,621,968        5.9
  Stockholders Equity                             73,702,985      68,105,303        8.2
    Total Liabilities & Stockholders Equity    $ 672,435,616   $ 633,727,271        6.1%



CONSOLIDATED INCOME STATEMENT

                                                Nine Months Ending                    Three Months Ending
                                                                 Percentage                             Percentage
                                        9/30/2012     9/30/2011    Change    9/30/2012     9/30/2011      Change
Interest Income                        $ 21,420,654  $ 22,604,734   -5.2%    $ 6,937,395   $ 7,465,534     -7.1%
Interest Expense                          2,873,985     4,403,672  -34.7         859,629     1,300,470    -33.9
  Net Interest Income                    18,546,669    18,201,062    1.9       6,077,766     6,165,064     -1.4
Loan Loss Provision                       1,600,000     1,900,000  -15.8         600,000       450,000     33.3
  Net Interest Income After Provision    16,946,669    16,301,062    4.0       5,477,766     5,715,064     -4.2
Other Income                              8,066,286     6,491,430   24.3       3,088,695     2,390,438     29.2
Other Expenses                           18,782,978    17,553,553    7.0       6,490,424     5,993,105      8.3
  Income Before Taxes                     6,229,977     5,238,939   18.9       2,076,037     2,112,397     -1.7
Income Taxes                              1,135,995       781,633   45.3         377,960       338,283     11.7
  Net Income                           $  5,093,982  $  4,457,306   14.3     $ 1,698,077   $ 1,774,114     -4.3
Net Change in Unrealized Gain (loss)
  on Securities                           1,519,478     4,711,313  -67.7         242,673     1,609,627    -84.9
  Comprehensive Income                 $  6,613,460  $  9,168,619  -27.9%    $ 1,940,750   $ 3,383,741    -42.6%

Selected Ratios
  Return on Average Assets                     1.00%         0.91%                  1.00%         1.09%
  Return on Average Equity                     9.50          9.28                   9.26         10.74

  Earnings Per Share                        $  1.88       $  1.65                $  0.63       $  0.67
  Earnings Per Share - assuming dilution    $  1.88          1.65                $  0.63          0.67
  Cash Dividends Per Share                     0.69          0.66                   0.23          0.22
  Book Value Per Share                        27.10         25.02

  Market Price                         High        Low         Close
    Third Quarter '12                  $23.00      $20.27      $21.10
    Second Quarter '12                 $23.90      $20.20      $21.00